Exhibit 23.2
Consent of Independent Auditors
We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-151461) and related Prospectus of Enstar Group Limited dated June 13, 2008 and to the incorporation by reference therein of our report dated May 15, 2008, with respect to the financial statements of Church Bay Limited (formerly AMPG (1992) Limited) included in the Current Report on Form 8-K/A of Enstar Group Limited dated May 21, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young
Sydney, Australia
June 11, 2008